Exhibit 99.1

Redpoint Signs License and Commercialization Agreement

with International Flavors & Fragrances

IFF granted 5 year exclusivity period to commercialize sweetness enhancer

EWING, N.J., June 30, 2010 — Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced that it has entered into a license and commercialization agreement with International Flavors & Fragrances Inc. (NYSE: IFF), covering the commercialization of RP44, Redpoint’s all-natural sweetness enhancer.

Under terms of the agreement, IFF will have exclusive rights, for five years, to develop, manufacture and commercialize RP44 in virtually all food and beverage product categories. In return, Redpoint will receive an upfront payment of $0.5 million and will be eligible to receive up to $1.0 million in milestone payments based on certain criteria regarding supply and regulatory approval. In addition, Redpoint will receive royalties based on the amount of RP44 purchased by IFF for use in products. IFF will assume responsibility for the regulatory process and for costs associated with prosecuting and maintaining Redpoint’s intellectual property covering the sweetness enhancer.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We are delighted to announce this license and commercialization agreement with IFF, a global leader in the food and beverage industry with deep sector knowledge and a global customer base.  IFF represents an ideal partner for us, providing outstanding regulatory and product development capabilities.  With IFF’s support, we believe we can maximize the value of RP44 as an all-natural sweetness enhancer used to make better tasting and healthier foods and beverages.  We are confident in their ability to have it introduced into the marketplace as quickly, broadly and efficiently as possible.”

“Reducing the amount of sugar in food and beverage products is a high priority for consumers, our customers, and therefore, for IFF.  While we estimate that it will take approximately one year for product commercialization in the U.S and additional time globally, we believe that Redpoint’s all-natural sweetness enhancer adds a valuable tool to our arsenal of sugar-reduction solutions,” said Mark Dewis, Vice President, R&D — Flavors for IFF. “We are pleased with the sensory validation we’ve seen on this product and look forward to a successful partnership with Redpoint.”

Background: RP44

Researchers at Redpoint have identified an all-natural, non-caloric sweetness enhancer called RP44. Derived from the stevia plant, RP44 amplifies the existing sugary sweetness in a food or beverage so that less sweetener is required, while retaining the “clean sweet taste” that is associated with sugar.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit the Company’s website at www.iff.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into additional collaboration agreements or raise additional capital to sustain operations, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733